SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  FORM 15

Certification and Notice of Termination of Registration under Section 12(g)
    of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                      Commission File Number: 1-04183

                       CHOCK FULL O'NUTS CORPORATION
         ___________________________________________________________
           (Exact name of registrant as specified in its charter)


                            370 Lexington Avenue
                          New York, New York 10017
                               (212) 532-0300
       _______________________________________________________________
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                Common Stock, par value $0.25 per share
       _______________________________________________________________
       (Title of each class of securities covered by this Form)


                                  None
    ____________________________________________________________________
    (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)     [X]         Rule 12h-3(b)(1)(ii)    [  ]
Rule 12g-4(a)(1)(ii)    [ ]         Rule 12h-3(b)(2)(i)     [  ]
Rule 12g-4(a)(2)(i)     [ ]         Rule 12h-3(b)(2)(ii)    [  ]
Rule 12g-4(a)(2)(ii)    [ ]         Rule 15d-6              [  ]
Rule 12h-3(b)(1)(i)     [ ]

      Approximate number of holders of record as of the certification or notice date: One

      Pursuant to the requirements of the Securities Exchange Act of 1934, Chock Full o'Nuts Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: October 19, 1999             BY: /s/ R. Henry Kleeman
                                      ___________________________
                                    Name:  R. Henry Kleeman
                                    Title: Vice President